Exhibit 99.1


          RETURN THIS CARD ONLY IF YOU WISH TO PARTICIPATE IN THE PLAN

                        Eastern Virginia Bankshares, Inc.
                  Dividend Reinvestment and Stock Purchase Plan
                               Authorization Card

To Join the Plan:

         (1) Complete this card. Be sure to include the signatures of all account owners.
         (2)      Return the card to the Administrator.

         I/we wish to participate in the Eastern Virginia Bankshares, Inc. ("EVB") Dividend Reinvestment and Stock Purchase Plan (the "Plan"). I/we represent that we are bona fide residents of the state indicated in the mailing address set forth on the reverse side of this card.

         I/we hereby appoint Southside Bank (the "Administrator") or any successor, to receive cash dividends that may thereafter become payable to me/us on shares of common stock of EVB registered in my/our name(s) as set forth below, and authorize the Administrator to apply such dividends together with any optional cash investments I/we may properly make under the Plan, to the purchase of full shares and fractional interest in shares of EVB's common stock. I/we understand that the purchases will be made under the terms and conditions of the Plan as described in the prospectus and that I/we may revoke this authorization by notifying the Administrator in writing, of my/our desire to terminate my/our participation. I/we understand that my revocation of authorization shall become effective in accordance with the terms of the Plan.


 _
|_| Yes, I want full dividend reinvestment on all shares of common stock held in my/our name(s).



                               _________________________________________________
                               Signature(s)

                               _________________________________________________
                               Signature(s)

[Address Label]
                               ____________   __________________________________
                               Date             Social Security or Tax I.D. No.